Prospectus Supplement                     Filing Under
Dated: December 6, 1999                   Rules 424(b)(3) and 424(c)
To Prospectus dated May 27, 1998          Registration File No. 333-53657

                               KEYSPAN CORPORATION
                                INVESTOR PROGRAM

        Effective December 6, 1999, KeySpan Corporation has changed its stock transfer agent from The Bank of New York to EquiServe Trust Company, N.A. As of such date, the new Plan Administrator for the KeySpan Corporation Investor Program is now EquiServe Trust Company, N.A.
        In terms of the Prospectus, dated May 27, 1998, relating to the Investor
Program:

     - References to the transfer agent are changed to read EquiServe Trust Company, N.A.

     - References to the "Plan Administrator" should be read to mean EquiServe Trust Company, N.A. rather than The Bank of New York.

     - References to "BNY ESI & Co. as a full-service brokerage firm," are omitted and the following language included: "EquiServe may, in its sole discretion, use a broker-dealer affiliated with EquiServe to execute purchase or sale transactions. In that event, the Participant should recognize that brokerage commissions assessed in connection with those transactions will be paid to EquiServe's affiliate."

     - References to corresponding with the Plan Administrator should read to direct correspondence to: Shareholder Inquiries, EquiServe Trust Company, N.A., P.O. Box 2598, Jersey City, NJ 07303-2598.

     - References to the Plan Administrator's Internet address should read as: http://www.equiserve.com.

     - References to investments should read to make optional cash investment checks payable to: Investment Plan Services, EquiServe Trust Company, N.A., P.O. Box 13531, Newark, N.J. 07188-0001.

     - References to sales should read to make sales requests by calling 1-800-482-3638, or by written request mailed to: EquiServe Trust Company, N.A., P.O. Box 2598, Newark, N.J. 07303-2598.

     Prospective shareholders requesting Program material should call 1-800-948-1691. Any questions regarding the KeySpan Corporation Investor Program should be directed to a KeySpan representative at 1-800-482-3638.


                            ------------------------

              This Prospectus Supplement should be affixed to your
                   copy of the prospectus dated May 27, 1998.